Filed Pursuant to Rule 424(b)(3)

File No. 333-290330

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 13, 2026, as supplemented)

7RCC Spot Bitcoin and Carbon Credit Futures ETF

This supplement is to the prospectus (the “Prospectus”) of Teucrium Commodity Trust (the “Trust”) dated March 13, 2026, which relates to shares (the “Shares”) issued by 7RCC Spot Bitcoin and Carbon Credit Futures ETF (the “Fund”), a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-290330. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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The last paragraph of the Prospectus is hereby deleted and replaced with the following:

Until June 29, 2026 (25 calendar days after the offering date), all dealers effecting transactions in the Shares, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

The date of this prospectus supplement is June 2, 2026